Exhibit 99.1

Syndax Reports Second Quarter 2026 Financial Results and Provides Business Update

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Total revenue of $73 million in 2Q26, a 92% year-over-year increase –
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Revuforj® (revumenib) net revenue of $54.7 million in 2Q26, a 91% year-over-year increase – –
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Niktimvo™ (axatilimab-csfr) net revenue of $60.3 million in 2Q26, a 67% year-over-year increase, resulting in Syndax collaboration revenue of $18.1 million –
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Expanded pipeline with a novel, mutant-selective, allosteric EGFR inhibitor for NSCLC and an internally developed next-generation menin inhibitor for myelofibrosis–
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Topline data expected in 4Q26 from Phase 2 trials of axatilimab in IPF and frontline cGVHD –
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Company to host a conference call today at 4:30 p.m. ET –

NEW YORK, NY, August 4, 2026 (GLOBE NEWSWIRE) – Syndax Pharmaceuticals (Nasdaq: SNDX), a commercial-stage biopharmaceutical company advancing innovative cancer therapies, today reported its financial results for the second quarter ended June 30, 2026, and provided a business update.

“We delivered another quarter of strong commercial results, with both our medicines now annualizing at well over $200 million each and positioned for further growth,” said Michael A. Metzger, Chief Executive Officer. “Notably, we achieved $55 million in Revuforj net revenue and the sixth consecutive quarter of double-digit net revenue and prescription growth, highlighting our leadership in menin inhibition, robust demand in both NPM1 and KMT2A, and an increasing average treatment duration. Niktimvo net revenue grew to $60 million this quarter, underscoring the benefits of its unique mechanism of action in cGVHD and the substantial commercial opportunity.”

Mr. Metzger continued, “We’ve made excellent progress advancing our growing pipeline targeting multiple blockbuster opportunities, including two recently announced assets with first- and best-in-class potential in EGFR-mutated NSCLC and myelofibrosis. We are positioned to be first to frontline AML with Revuforj, driven by strong global site initiation and patient enrollment in our pivotal trials. We also have multiple near-term catalysts with Niktimvo Phase 2 data in IPF and frontline cGVHD expected in the fourth quarter, plus additional practice-informing and potentially guideline-enabling Revuforj data in acute leukemia.”

Recent Business Highlights and Anticipated Milestones

Revuforj® (revumenib)

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Achieved $54.7 million in Revuforj net revenue in the second quarter of 2026, a 91% increase over the second quarter of 2025 and a 12% increase over the first quarter of 2026. Total prescriptions were approximately 1,500 in the second quarter of 2026, an approximate 121% increase over the second quarter of 2025 and a 15% increase over the first quarter of 2026. The net revenue and prescription growth reflects an increasing average treatment duration, primarily driven by a growing pool of patients receiving Revuforj for an extended period in the post-transplant setting.
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Advanced the Company’s scientific leadership in menin inhibition with the presentation of 16 revumenib abstracts at the 2026 American Society of Clinical Oncology (ASCO) and the European Hematology Association (EHA) annual meetings in June 2026. The data presented span multiple acute leukemia subtypes and settings, including frontline and post-transplant maintenance.
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Published data from the Phase 1/2 SAVE trial of an all-oral combination of revumenib, decitabine/cedazuridine, and venetoclax in relapsed/refractory (R/R) NPM1-mutated (NPM1m), KMT2A-rearranged (KMT2Ar), and NUP98-rearranged (NUP98r) acute myeloid leukemia (AML) in the Journal of Clinical Oncology in June 2026. The results showed deep and durable remissions in a heavily pretreated patient population. The ORR was 88% (37/42), CRc was 71% (30/42), and CR/CRh was 60% (25/42). 80% of evaluable CRc responders were measurable residual disease (MRD) negative. 45% (19/42) of patients proceeded to a transplant and 63% (12/19) resumed revumenib post-transplant.
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Published preclinical revumenib data showing that menin is a novel dependency in proliferative megakaryocytes, major drivers of myelofibrosis (MF), in Cancer Cell in July 2026. These data provide the basis for the Company’s plans to develop SNDX-62122, an internally developed, next-generation menin inhibitor, for MF.
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The Company expects to have a major presence at upcoming medical meetings in the second half of 2026 with the presentation of new/updated revumenib data including:
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Real-world evidence from multiple centers
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Post-transplant maintenance data

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Frontline data from the BEAT AML trial of revumenib in combination with venetoclax/azacitidine in NPM1m and KMT2Ar AML
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Frontline data from the Phase 1/2 SAVE trial of an all-oral combination of revumenib, decitabine/cedazuridine, and venetoclax in NPM1m, KMT2Ar, or NUP98r AML
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Frontline data from the Phase 1 trial of revumenib in combination with intensive chemotherapy in NPM1m, KMT2Ar, or NUP98r AML
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Multiple clinical trials evaluating revumenib across the acute leukemia treatment continuum are ongoing, such as:
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EVOLVE-2: A pivotal, Phase 3, randomized, double-blind, placebo-controlled trial of revumenib in combination with venetoclax and azacitidine in newly diagnosed NPM1m (primary efficacy analysis population) and KMT2Ar AML patients who are unfit for intensive chemotherapy. The trial is being conducted in collaboration with the HOVON network, a leading cooperative clinical trial group with extensive experience studying novel therapies for hematologic malignancies.
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REVEAL-ND: A pivotal, Phase 3, randomized, double-blind, placebo-controlled trial of revumenib in combination with intensive chemotherapy in newly diagnosed NPM1m AML patients.
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SAVE: A Phase 1/2 trial evaluating an all-oral combination of revumenib with venetoclax and decitabine/cedazuridine in pediatric and adult patients with newly diagnosed and R/R AML or mixed-lineage acute leukemia harboring either NPM1m, KMT2Ar, or NUP98r alterations. The trial is being conducted by investigators from MD Anderson Cancer Center.
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Intensive chemotherapy: Two ongoing Phase 1 trials evaluating the combination of revumenib with intensive chemotherapy (7+3) in newly diagnosed NPM1m or KMT2Ar acute leukemia patients.
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BEAT AML: A Phase 1 trial evaluating the combination of revumenib with venetoclax and azacitidine in newly diagnosed older adults (≥60 years) with NPM1m or KMT2Ar AML. The trial is being conducted as part of the Leukemia & Lymphoma Society's Beat AML® Master Clinical Trial.
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Post-transplant maintenance: A Phase 1 trial evaluating the safety and preliminary efficacy of revumenib as post-transplant maintenance in patients with KMT2Ar or

NPM1m acute leukemia. The trial is being conducted by investigators from the City of Hope Medical Center.
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Break Through Cancer: A Phase 2 trial studying whether the combination of revumenib and venetoclax can eliminate MRD in patients with AML and extend progression-free survival. The trial is being conducted by Break Through Cancer, a collaboration between leading U.S. cancer research centers.
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INTERCEPT: A Phase 1 trial evaluating the use of novel therapies, including revumenib, to target MRD and early relapse in AML. The trial is being conducted by the Australasian Leukaemia and Lymphoma Group as part of the INTERCEPT AML master clinical trial.
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The Company expects the RAVEN trial to initiate in the second half of 2026. RAVEN is a Phase 2 collaborative trial of revumenib in combination with venetoclax and azacitidine in newly diagnosed KMT2Ar patients who would be considered eligible, or fit, for intensive chemotherapy.
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The Company expects the MenTain Phase 2 trial to initiate around the end of 2026. MenTain will be the first randomized, placebo-controlled trial specifically focused on evaluating revumenib as post-transplant maintenance.
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The Company expects to publish safety and efficacy data from R/R NUP98r acute leukemia patients treated with revumenib in the fourth quarter of 2026.

Niktimvo™ (axatilimab-csfr)

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Achieved $60.3 million in Niktimvo net revenue in the second quarter of 2026, a 67% increase over the second quarter of 2025 and a 9% increase over the first quarter of 2026. Syndax and Incyte are co-commercializing Niktimvo. Syndax records 50% of the Niktimvo net commercial profit, defined as net product revenue minus the cost of sales and commercial expenses. Syndax’s share of the Niktimvo product contribution, reported as collaboration revenue, was $18.1 million in the second quarter of 2026.
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Two trials evaluating axatilimab in combination with standard of care therapies in newly diagnosed chronic graft-versus-host disease (cGVHD) patients are ongoing, including:
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A Phase 2, open-label, randomized, multicenter trial of axatilimab in combination with ruxolitinib in patients ≥ 12 years of age with newly diagnosed cGVHD. Topline data are anticipated in the fourth quarter of 2026.

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A pivotal Phase 3, randomized, double-blind, placebo-controlled, multicenter trial of axatilimab in combination with corticosteroids in patients ≥ 12 years of age with newly diagnosed cGVHD. Topline data are anticipated in early 2028.
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The Company anticipates topline data from MAXPIRe, a Phase 2, 26-week randomized, double-blinded, placebo-controlled trial of axatilimab on top of standard of care in patients with idiopathic pulmonary fibrosis in the fourth quarter of 2026.

Pipeline Assets

SNDX-4321

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In July 2026, the Company announced the expansion of its pipeline with SNDX-4321, a mutant-selective, CNS-penetrant, allosteric EGFR inhibitor. SNDX-4321 is in development for non-small cell lung cancer (NSCLC) patient populations with significant unmet needs, such as those with L858R mutations, CNS metastases, atypical activating mutations, or acquired resistance to current therapies. In contrast to ATP-site directed third and fourth generation EGFR inhibitors, SNDX-4321 is a novel allosteric inhibitor which binds at a pocket adjacent to the ATP site that is only accessible in the presence of L858R and certain other EGFR mutations.
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The Company expects to submit an investigational new drug (IND) application for SNDX-4321 by the end of 2026 and to initiate a Phase 1 trial in EGFRm NSCLC in 2027.

SNDX-62122

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In July 2026, the Company announced the selection of SNDX-62122, a next-generation menin inhibitor, for development in MF. SNDX-62122 is the first candidate from a library of internally developed, wholly owned next-generation menin inhibitors that the Company intends to advance into new areas.
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The Company expects to submit an IND and initiate a Phase 1 trial of SNDX-62122 in MF in 2027. The development of SNDX-62122 will be informed by a Phase 1/2 proof-of-principle trial of revumenib in MF that is expected to initiate in the fourth quarter of 2026 with initial clinical data expected in the second half of 2027.

Second Quarter 2026 Financial Results

As of June 30, 2026, Syndax had cash, cash equivalents, and short- and long-term investments of $575.1 million and 89.4 million common shares and prefunded warrants outstanding.

Total revenue for the second quarter of 2026 was $72.8 million, which consisted of $54.7 million in Revuforj net revenue and $18.1 million in Niktimvo collaboration revenue. The Niktimvo collaboration revenue is derived from the $60.3 million in Niktimvo net revenue that was previously reported by the Company's partner Incyte for the second quarter 2026. Syndax records 50% of the Niktimvo net commercial profit, defined as net revenue (recorded by Incyte) minus the cost of sales and commercial expenses.

Second quarter 2026 research and development expenses increased to $68.0 million from $62.2 million for the comparable prior year period. The year-over-year change was primarily the result of increased expenses associated with frontline trials evaluating revumenib in combination with standard-of-care agents in the treatment of AML.

Second quarter 2026 selling, general and administrative expenses decreased to $41.5 million from $43.8 million for the comparable prior year period. The year-over-year change was primarily the result of decreased commercial expenses due to launch costs incurred in the second quarter of 2025 for Revuforj and Niktimvo that were not incurred in the same period in 2026.

For the six months ended June 30, 2026, Syndax reported a net loss attributable to common stockholders of $49.4 million, or $0.55 per share, compared to a net loss attributable to common stockholders of $71.8 million, or $0.83 per share, for the comparable prior year period.

Financial Guidance

For the full year of 2026, the Company continues to expect total research and development plus selling, general and administrative expenses to be approximately $400 million, excluding the impact of $50 million in estimated non-cash stock compensation expense.

Syndax expects that its cash, cash equivalents and short-term investments, combined with its anticipated product revenue, collaboration revenue and interest income, will enable the Company to reach profitability.

Conference Call and Webcast

In connection with the earnings release, Syndax's management team will host a conference call and live audio webcast at 4:30 p.m. ET today, August 4, 2026.

The live audio webcast and accompanying slides may be accessed through the Events & Presentations page in the Investors section of the Company's website. Alternatively, the conference call may be accessed through the following:

Conference ID: Syndax2Q26
Domestic Dial-in Number: 800-590-8290
International Dial-in Number: 240-690-8800
Live webcast: https://sndx-2q26.open-exchange.net/

For those unable to participate in the conference call or webcast, a replay will be available on the Investors section of the Company's website at www.syndax.com approximately 24 hours after the conference call and will be available for 90 days following the call.

About Revuforj® (revumenib)

Revuforj (revumenib) is the first and only menin inhibitor that is FDA approved for the treatment of adult and pediatric patients one year and older with relapsed or refractory (R/R) acute myeloid leukemia (AML) with a susceptible NPM1 mutation who have no satisfactory alternative treatment options or R/R acute leukemia with a KMT2A translocation as determined by an FDA-authorized test.

Multiple trials of revumenib are ongoing or planned across the treatment landscape, including in combination with standard of care therapies in newly diagnosed patients with NPM1m or KMT2Ar AML.

About Niktimvo™ (axatilimab-csfr)

Niktimvo (axatilimab-csfr) is a first-in-class colony stimulating factor-1 receptor (CSF-1R)-blocking antibody approved for use in the U.S. for the treatment of chronic graft-versus-host disease (GVHD) after failure of at least two prior lines of systemic therapy in adult and pediatric patients weighing at least 40 kg (88.2 lbs).

In 2016, Syndax licensed exclusive worldwide rights to develop and commercialize axatilimab from UCB. In September 2021, Syndax and Incyte entered into an exclusive worldwide co-development and co-commercialization license agreement for axatilimab in chronic GVHD and any future indications.

Axatilimab is being studied in frontline combination trials in chronic GVHD, including a Phase 2 combination trial with ruxolitinib (NCT06388564) and a Phase 3 combination trial with steroids (NCT06585774). Axatilimab is also being studied in an ongoing Phase 2 trial in patients with idiopathic pulmonary fibrosis (NCT06132256).

About Syndax

Syndax Pharmaceuticals is a commercial-stage biopharmaceutical company advancing innovative cancer therapies. Highlights of the Company's pipeline include Revuforj® (revumenib), an FDA-approved menin inhibitor, and Niktimvo™ (axatilimab-csfr), an FDA-approved monoclonal antibody that blocks the colony stimulating factor 1 (CSF-1) receptor. Fueled by our commitment to reimagining cancer care, Syndax is working to unlock the full potential of its pipeline and is conducting several clinical trials across the continuum of treatment. For more information, please visit www.syndax.com/ or follow the Company on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "could," "estimate," "expects," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" or the negative or plural of those terms, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Syndax's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing, clinical development and scope of clinical trials, the reporting of clinical data for Syndax's product candidates, the acceptance of Syndax and its partners' products in the marketplace, sales, marketing, manufacturing and distribution requirements, the potential use of its product candidates to treat various cancer indications and fibrotic diseases, Syndax's expected full year total operating expenses, including its estimated non-cash stock compensation expense, and Syndax’s expectation that its cash, cash equivalents and short-term investments, combined with its anticipated product revenue, collaboration revenue and interest income, will enable the Company to reach profitability. Many factors may cause differences between current expectations and actual results, including: unexpected safety or efficacy data observed during preclinical or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; changes to Revuforj's or Niktimvo’s commercial availability; changes in expected or existing competition; changes in the regulatory environment; failure of Syndax's collaborators to support or advance collaborations or product candidates; and unexpected litigation or other disputes. Other factors that may cause Syndax's actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Syndax's filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Syndax assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Niktimvo is a trademark of Incyte.
All other trademarks are the property of their respective owners.

Syndax Contact

Sharon Klahre
Syndax Pharmaceuticals, Inc.
sklahre@syndax.com
Tel 781.684.9827

SNDX-G

SYNDAX PHARMACEUTICALS, INC.
(unaudited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(In thousands)	2026	2025
Cash, cash equivalents, short and long-term investments	$575,077	$394,070
Total assets	$703,652	$529,706
Total liabilities	$688,553	$465,076
Total stockholders' equity	$15,099	$64,630

Common stock outstanding	89,150,619	87,405,979
Common stock and common stock equivalents*	116,271,946	103,437,561

*Common stock and common stock equivalents:
Common stock	89,150,619	87,405,979
Common stock warrants (pre-funded)	285,714	285,714
Common stock and pre-funded stock warrants	89,436,333	87,691,693
Options to purchase common stock	13,389,854	13,128,306
Restricted Stock Units	3,348,409	2,617,562
Conversion of convertible notes	10,097,350	-
Total common stock and common stock equivalents	116,271,946	103,437,561

SYNDAX PHARMACEUTICALS, INC.
(unaudited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenue
Product revenue, net	$54,700	28,600	$103,623	48,642
Collaboration revenue, net	18,088	9,358	34,029	9,111
Total revenues	72,788	37,958	137,652	57,753
Operating expenses:
Cost of product sales	$3,208	1,279	$5,841	2,164
Research and development	68,036	62,227	126,881	123,863
Selling, general and administrative	41,539	43,805	79,127	84,836
Total operating expenses	112,783	107,311	211,849	210,863
Loss from operations	(39,995)	(69,353)	(74,197)	(153,110)
Other (expense) income, net:
Royalty interest expense	(12,119)	(7,854)	(23,965)	(15,903)
Convertible note interest expense	(555)	-	(555)	-
Other interest expense	(2)	(4)	(2)	(6)
Interest income	3,746	5,950	7,307	13,133
Other expense	(438)	(586)	(624)	(807)
Total other (expense) income, net	(9,368)	(2,494)	(17,839)	(3,583)
Net loss	$(49,363)	$(71,847)	$(92,036)	$(156,693)
Other comprehensive loss:
Unrealized (loss) gain on marketable securities	(151)	(242)	(592)	122
Other comprehensive loss	(49,514)	(72,089)	(92,628)	(156,571)
Net loss per share:
Basic and diluted loss per share attributable to common stockholders	$(0.55)	$(0.83)	$(1.04)	$(1.82)

Weighted-average common shares used in calculating:
Basic and diluted loss per share attributable to common stockholders	88,991,317	86,337,237	88,625,508	86,255,020